Exhibit 5 and 23.2


                         [MAYS & VALENTINE LETTERHEAD]


     (804) 697-1298                                                 09948.074

                               November 29, 1994


Cadmus Communications Corporation
6620 West Broad Street
Suite 500
Richmond, Virginia  23230

Gentlemen:

         You propose to file with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to 380,000 shares of Cadmus Communications Corporation Common Stock, $0.50 par value (the "Common Stock"), to be issued under the Cadmus Communications Corporation 1990 Long Term Incentive Stock Plan, as amended (the "Incentive Plan") and 750,000 shares of the Common Stock to be issued under Company's Thrift Savings Plan (the "Thrift Plan") (collectively, the "Plans"). The shares of Common Stock to be issued will be authorized but unissued shares.

          We have been requested to furnish an opinion regarding certain legal matters to be included as an exhibit to the Registration Statement. The opinion set forth below is rendered as of the date hereof and its applicability on any future date is conditioned upon the non-occurrence of any event which would affect the validity of the issuance of Common Stock covered by the Registration Statement.

          In connection with this opinion, we have examined such records and documents as we have deemed relevant and necessary in order to render this opinion.

          We are of the opinion that:

              The shares of Common Stock that may be issued under the Incentive Plan and the Thrift Plan that are the subject of the Registration Statement, when issued for the consideration provided for and in the manner and under the conditions set forth in the Plans and the instruments under which they are granted, will be validly issued, fully paid and nonassessable.


          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Interests of Named Experts and Counsel" therein.

                              Very truly yours,

                              /s/Mays & Valentine


225/966